Exhibit (a)(5)(iii)

13 November 2026
HSBC HOLDINGS PLC ANNOUNCES THE SATISFACTION OF THE
NEW ISSUE CONDITION IN RESPECT OF ITS TENDER OFFER
FOR ONE SERIES OF SECURITIES
HSBC Holdings plc (the ‘Company’, ‘we’ or ‘us’) today announces the successful closing, on terms and conditions reasonably satisfactory to the Company, of the offering of $1,500,000,000 7.625% Perpetual Subordinated Contingent Convertible Securities (Callable During Any Optional Redemption Period) and as a result, the satisfaction of the New Issue Condition (as defined in the Offer to Purchase) pursuant to its offer to purchase (the ‘Offer’) for cash up to $1,500,000,000 aggregate principal amount (the ‘Maximum Tender Amount’) of the outstanding $3,000,000,000 6.000% Perpetual Subordinated Contingent Convertible Securities (Callable 22 May 2027 and Every Five Years Thereafter) (the ‘Securities’), previously announced on 5 November 2026. The Maximum Tender Amount was increased from an aggregate principal amount of up to $1,000,000,000 to an aggregate principal amount of up to $1,500,000,000 of the Securities on 6 November 2026.
The Offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase dated 5 November 2026, as amended, relating to the Securities (the ‘Offer to Purchase’). References to ‘$’ are to US dollars. The Offer to Purchase is available at the following link: https://www.gbsc-usa.com/hsbc/. Capitalised terms used herein but not otherwise defined herein shall have the meaning provided in the Offer to Purchase.

Title of Securities	CUSIP / ISIN	First Optional Redemption Date	Principal Amount Outstanding	Purchase Price(1)	Consideration(2)	Maximum Tender Amount(3)
6.000% Perpetual Subordinated Contingent Convertible Securities (Callable 22 May 2027 and Every Five Years Thereafter)	CUSIP: 404280 BL2 ISIN: US404280BL25	22 May 2027	$3,000,000,000	100.50%	$1,005.00 per $1,000.00 of principal amount tendered and accepted for purchase	$1,500,000,000 in aggregate principal amount
(1) The Purchase Price shall be 100.50% of the principal amount of the Securities accepted for purchase pursuant to the Offer.
(2) The Securities may be tendered only in an aggregate principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Securities must continue to hold at least $200,000 in principal amount of Securities.
(3) Subject to the right of the Company to further increase or decrease the Maximum Tender Amount in its sole discretion.
The Offer is being undertaken to proactively manage the Company’s Tier 1 capital base.
The Offer will expire at 5:00 p.m. (New York City time) on 19 November 2026, unless extended or earlier terminated by us in our sole discretion (such date and time, as the same may be extended, the ‘Expiration Time’). Securities tendered for purchase may be validly withdrawn at any time at or prior to the Expiration Time (such date and time, as the same may be extended, the ‘Withdrawal Date’), but not thereafter, unless extended or earlier terminated by us in our sole discretion. Subject to the Maximum Tender Amount and provided that all remaining conditions to the Offer have been satisfied or waived by us at or prior to the Expiration Time, we expect the settlement date to occur on 24 November 2026, unless extended or earlier terminated by us in our sole discretion (such date and time, as the same may be extended, the ‘Settlement Date’).

Registered Office and Group Head Office: 8 Canada Square, London E14 5HQ, United Kingdom Web: www.hsbc.com Incorporated in England and Wales with limited liability. Registration number 617987

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Except for the satisfaction of the New Issue Condition as described above, the terms and conditions of the Offer as described in the Offer to Purchase remain unchanged. Holders who have previously validly tendered (and not validly withdrawn) their Securities will not need to re-tender their Securities to be eligible to receive the Consideration.
All Securities accepted in the Offer will be cancelled and retired, and will no longer remain outstanding obligations of the Company. Holders of Securities are advised to read carefully the Offer to Purchase in full, including the ‘Risk Factors’ section, for full details of and information on the procedures for participating in the Offer.
The Company has retained HSBC Bank plc as dealer manager for the Offer (the ‘Dealer Manager’). Questions and requests for assistance related to the Offer may be directed to the Dealer Manager at UK: +44 (0)20 7992 6237, US: +1 (212) 525-5552 (Collect) or +1 (888) HSBC-4LM (Toll Free), or by email at liability.management@hsbcib.com.
Global Bondholder Services Corporation is acting as the information agent (the ‘Information Agent’). Questions or requests for assistance related to the Offer or for additional copies of the Offer to Purchase may be directed to the Information Agent at +1 (855) 654-2014 (toll free) or +1 (212) 430-3774 (banks and brokers). You may also contact your broker, dealer, custodian bank, trust company or other nominee for assistance concerning the Offer.
If the Offer is terminated, Securities tendered pursuant to the Offer will be returned promptly to the tendering holders.
Holders of Securities are advised to check with any bank, securities broker or other intermediary through which they hold Securities as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction to participate in, the Offer before the deadlines specified herein and in the Offer to Purchase. The deadlines set by any such intermediary and DTC for the submission and withdrawal of tender instructions will also be earlier than the relevant deadlines specified herein and in the Offer to Purchase.
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This announcement is for informational purposes only and does not constitute an offer to purchase or sell, or a solicitation of an offer to purchase or sell, any security. No offer, solicitation, or sale will be made in any circumstances in which such offer or solicitation or acceptance is unlawful. The Offer is only being made pursuant to the Offer to Purchase. Holders of the Securities are urged to carefully read the Offer to Purchase before making any decision with respect to the Offer.
Additional Information in Respect of the Offer and Where to Find It
The Company has filed with the Securities and Exchange Commission (the ‘SEC’) a tender offer statement on Schedule TO, accompanied by the Offer to Purchase and other documents relating to the Offer. Holders are advised to read carefully the tender offer statement, the Offer to Purchase and other documents which the Company has filed or may file with the SEC, including any amendments or supplements thereto, when they become available, as they contain important information about the Offer and procedures for participating in the Offer. Copies of these documents are available, or will be available when filed, free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and the documents filed with it, including any amendments or supplements thereto, may be obtained free of charge from the Information Agent at the telephone numbers set out above.
United Kingdom. This communication, the Offer to Purchase and any other documents or materials relating to the Offer are not being made and such documents and/or materials have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the ‘FSMA’). Accordingly, this communication, the Offer to Purchase and such documents and/or materials are not being distributed to the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may only be communicated to (1) those persons who are existing members or creditors of the Company or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order

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2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.
Belgium. The Offer is not being made, and will not be made or advertised, directly or indirectly, to any individual in Belgium qualifying as a consumer within the meaning of the Belgian Code of Economic Law, as amended (a ‘Consumer’) and this communication, the Offer to Purchase and any other documents or materials relating to the Offer have not been and may not be distributed, directly or indirectly, in Belgium to Consumers.
Italy. None of the Offer, this communication, the Offer to Purchase or any other document or materials relating to the Offer have been or will be submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (‘CONSOB’) pursuant to Italian laws and regulations. The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the ‘Financial Services Act’) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended. Holders or beneficial owners of the Securities that are located in the Republic of Italy can tender the Securities for purchase in the Offer through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.
Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities and/or the Offer.
Hong Kong. The contents of this communication and the Offer to Purchase have not been reviewed by any regulatory authority in Hong Kong. Holders of Securities should exercise caution in relation to the Offer. If a holder of the Securities is in any doubt about any of the contents of this communication and/or the Offer to Purchase, such holder should obtain independent professional advice. The Offer has not been made and will not be made in Hong Kong, by means of any document, other than (i) to ‘professional investors’ as defined in the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong (the ‘SFO’) and any rules made under that ordinance, or (ii) in other circumstances which do not result in the document being a ‘prospectus’ as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the laws of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance.
Further, no person has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Offer and/or the Securities which are or are intended to be made only to persons outside Hong Kong or only to ‘professional investors’ as defined in the SFO and any rules made thereunder. This communication, the Offer to Purchase and the information contained herein may not be used other than by the person to whom it is addressed and may not be reproduced in any form or transferred to any person in Hong Kong. The Offer is not intended to be made to the public in Hong Kong and it is not the intention of the Company that the Offer be made to the public in Hong Kong.
France. This communication, the Offer to Purchase and any other offering material relating to the Offer may not be distributed in the Republic of France except to qualified investors as defined in Article 2(e) of Regulation (EU) 2017/1129.
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Cautionary Statement Regarding Forward-Looking Statements
In this communication the Company has made forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements may be identified by the use of terms such as ‘believes’, ‘expects’, ‘estimate’, ‘may’, ‘intends’, ‘plan’, ‘will’, ‘should’, ‘potential’, ‘seek’, ‘reasonably possible’ or ‘anticipates’ or the negative thereof or similar expressions, or by discussions of strategy. We have based the forward-looking statements on current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, as described under

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‘Risk Factors’ in the Offer to Purchase. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates.
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Investor enquiries to:
Greg Case        +44 (0) 20 7992 3825        investorrelations@hsbc.com
Media enquiries to:
Press Office        +44 (0) 20 7991 8096        pressoffice@hsbc.com
Note to editors:
HSBC Holdings plc
HSBC Holdings plc, the parent company of HSBC, is headquartered in London. HSBC serves customers worldwide from offices in 56 countries and territories. With assets of US$3,445bn at 30 September 2026, HSBC is one of the world’s largest banking and financial services organisations.
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